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                                                                   Exhibit 10.9


         AMENDMENT AND ASSIGNMENT AGREEMENT

         THIS AGREEMENT made effective the 11th day of January, 1999 (the "Effective Date")

         BETWEEN:

         STRESSGEN BIOTECHNOLOGIES CORPORATION, a body corporate duly incorporated under the law of the Province of British Columbia, having offices at 120-42433 Glanford Avenue, Victoria, British Columbia, Canada V8Z 4B9

         (the "Company")

         OF THE FIRST PART

         AND:

         MARVIN I. SIEGEL, Research Executive, of

         Victoria, British Columbia, Canada

         ("Siegel")

         OF THE SECOND PART

         AND:

         STRESSGEN BIOTECHNOLOGIES, INC., a body

         corporate duly incorporated under the laws of the State of

         Delaware, having a registered office at 32 Loockerman

         Square, Suite L-100, City of Dover, Kent County,

         Delaware 19904

         (the "Subsidiary")

         OF THE THIRD PART

         WHEREAS:

         A. The Company and Siegel entered into a confidential employment agreement made effective February 5, 1997 (the "Employment Agreement"); and


                                      1.

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         B. The parties have agreed that Siegel shall be employed by the
Subsidiary with a view to his relocation to Philadelphia, Pennsylvania, in anticipation of the expansion of the Subsidiary's operations in that city;

         NOW THEREFORE this Agreement witnesses:

         1. Title and Employer

         a) Effective on execution hereof, Siegel will be employed by the Subsidiary and shall have the title of Executive Vice President - Research and Development. The Company hereby assigns to the Subsidiary all of its rights and obligations under the Employment Agreement subject to the amendments herein contained and the Subsidiary hereby accepts such assignment and agrees to assume and honor the obligations hereby assumed. Siegel hereby acknowledges and agrees to the assignment and amendments contemplated hereby. The parties agree that on execution hereof Siegel shall no longer be deemed to be in an employment relationship with the Company except that Siegel shall continue to hold the title of Executive Vice President - Research and Development of the Company in consideration of the payment by the Company to Siegel of $1.00 per year and he shall be entitled to indemnification under the Company's by-laws for holding such office.

         b) Siegel's remuneration shall be US$210,000 per annum, beginning January 1, 1999, payable in the same fashion as currently prevails and subject to customary deductions as are applicable in British Columbia until the date of relocation (estimated as April 12, 1999), and then as such deductions are customary in Pennsylvania upon the effective date of relocation to the Philadelphia area. Until April 12, 1999, the amount shall be paid in US dollars unless StressGen Biotechnologies Corp. demonstrates that this is significantly burdensome in which case Siegel shall bear the risks and costs of payment in US funds. Beginning April 12, 1999, Siegel shall be paid in US dollars by the Subsidiary. Siegel shall participate in all applicable benefit plans of the Subsidiary.

          2. Relocation

         c) On or about April 12, 1999, Siegel shall relocate to the Philadelphia, Pennsylvania, vicinity with a view to establishing and managing operations at the Subsidiary's Philadelphia area premises. Siegel shall be reimbursed for all reasonable relocation expenses for himself and his family in effecting this relocation including real estate closing costs in Philadelphia and the costs of selling his Victoria home with such closing costs limited to US$17,000 respecting a Philadelphia residence and CDN$30,000 respecting the Victoria residence. Moving expenses shall be limited to the lesser of the amount actually paid by Siegel and the average of such actual costs and any written estimate obtained by the Company from a reputable mover who actually inspects the Victoria residence for estimation purposes (respecting which estimate Siegel shall cooperate). If Siegel should voluntarily terminate his employment within six months of the completion of the relocation he agrees to reimburse the Subsidiary for all relocation expenses which it has paid to Siegel on his behalf. This obligation. of the Company regarding relocation expenses shall remain in effect notwithstanding any termination of the Employment Agreement, as amended hereby, before the relocation occurs.


                                       2.

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         d) Notwithstanding Siegel's relocation to the Philadelphia vicinity, it shall remain a material obligation of Siegel hereunder to attend at the Company's Victoria offices for five working days each calendar month for the first 24 months after the date of relocation. The Subsidiary shall bear the cost of reasonable airfare and mid-range lodging costs while Siegel is in Victoria. Any persistent inability of Siegel to attend at the Victoria premises will constitute just cause for the Subsidiary hereunder.

         3. Severance after Relocation

         Siegel and the Subsidiary agree that section 5.1 (a) of the Employment Agreement is modified to provide that if Siegel's employment is terminated by the Company without cause in the first year after the relocation, the severance obligation in Section 5.2(a) is reduced to six months. Until the time of the actual relocation, the one year severance obligation of the Employment Agreement remains in effect except as modified by Section 5 ~hereof.

         4. Company's Guarantee

         The Company hereby guarantees to Siegel the performance by the Subsidiary of all of the obligations owed to Siegel under the Employment Agreement as hereby assigned and amended. The parties acknowledge that notwithstanding Siegel is employed by the Subsidiary that Siegel shall remain entitled to continued participation in the Company's 1996 Stock Option Plan and Siegel shall continue to owe the confidentiality and non-compete obligations contemplated by the Employment Agreement to the Company.

         5. Miscellaneous Amendments

         e) The termination provisions of the Employment Agreement are further modified as follows:

         Section 5.1. (a) is modified to insert "on three (3) months" before the words "notice given by Siegel" in place of the words "in any" and by deleting the words "on the same basis";.

         the six months referred to in the first line of Section 5.2(b) is changed to twelve (12) months; and

         Section 5.4(b) is modified to insert "substantially" before the word "perform" and to change the time period from "90" days to " 180" days.

         f)The parties agree to substitute the laws of the State of Pennsylvania (in lieu of British Columbia law) in Section 7.7 of the Employment Agreement and the rules of the American Arbitration Association (in lieu of the Commercial Arbitration Act) in Section 6.2.g). Part 6 is amended to provide that the mediator and arbitrator shall have the obligation to allocate the costs of the arbitration or mediation amongst the parties thereto based on his discretion respecting the merits of the parties' positions in the dispute.

         6. Confirmation


                                        3.

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         All the provisions of the Employment Agreement except as hereby modified in this Amendment and Assignment Agreement are acknowledged to be unaltered and in good standing as of the date of execution hereof.

         IN WITNESS HEREOF the parties have caused this Agreement to be executed as of the date on page 1.


STRESSGEN BIOTECHNOLOGIES CORPORATION

By: /s/
    ---------------------------------


STRESSGEN BIOTECHNOLOGIES. INC.

By: /s/
    ---------------------------------


Marvin I. Siegel

/s/
- -------------------------------------


                                       4.